SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 5)/1/



                             1st STATE BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33645S 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          /X/     Rule 13d-1(b)

          /X/     Rule 13d-1(c)

          / /     Rule 13d-1(d)


------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 2 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    1st STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /    56-2155141
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    STATE OF NORTH CAROLINA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER               0
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       311,646
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER          0
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  311,646
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    311,646
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    10.51%
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 3 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    1st STATE BANK DEFERRED COMPENSATION PLAN
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
/       /    56-0223240
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    STATE OF NORTH CAROLINA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER               0
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       304,066
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER          0
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  304,066
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    304,066
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    10.25%
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 4 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    JAMES G. McCLURE
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          45,934 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       312,045 (2)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER     45,934 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  312,045 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    357,979
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    12.00% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 304,066 shares owned by the 1st State Bank Deferred Compensation Plan, of which the reporting person serves as a trustee, and 7,979 shares owned by the reporting person's spouse and child.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,966,284 shares of common stock outstanding as of December 31, 2003.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 5 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    VIRGIL L. STADLER
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          63,159 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       312,222 (2)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER     63,159 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  312,222 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    375,381
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    12.59% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 304,066 shares owned by the 1st State Bank Deferred Compensation Plan, of which the reporting person serves as a trustee, and 8,156 shares owned by the reporting person's spouse.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,966,284 shares of common stock outstanding as of December 31, 2003.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 6 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    RICHARD H. SHIRLEY
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          47,219 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       304,066 (2)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER     47,219 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  304,066 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    351,285
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    11.78% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Consists of 304,066 shares owned by the 1st State Bank Deferred Compensation Plan, of which the reporting person serves as a trustee.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,966,284 shares of common stock outstanding as of December 31, 2003.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 7 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    T. SCOTT QUAKENBUSH
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          65,556 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       319,076 (2)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER     65,556 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  319,076 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    384,632
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    12.90% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 311,646 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust, of which the reporting person serves as a trustee, and 7,430 shares owned by the reporting person's spouse.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,966,284 shares of common stock outstanding as of December 31, 2003. .

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 8 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    ERNEST A. KOURY, JR.
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER           1,000
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       311,646 (1)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER      1,000
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  311,646 (1)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    312,646
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    10.54% (2)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Consists of 311,646 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan, of which the reporting person serves as a trustee.
(2) Based on 2,966,284 shares of common stock outstanding as of December 31, 2003.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0      /         13G            /         Page 9 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/ 1     /    NAMES OF REPORTING PERSONS:
/       /    BERNIE C. BEAN
/       /
/       /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/ 2     /    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/       /
/       /                                            (a)      /  /
/       /
/       /                                            (b)     /  /
/       /
--------------------------------------------------------------------------------
/       /
/ 3     /    SEC USE ONLY
/       /
--------------------------------------------------------------------------------
/       /
/ 4     /    CITIZENSHIP OR PLACE OF ORGANIZATION
/       /    UNITED STATES OF AMERICA
/       /
--------------------------------------------------------------------------------
/                       /    /
/                       / 5  /   SOLE VOTING POWER          31,675 (1)
/      NUMBER OF        --------------------------------------------------------
/        SHARES         / 6  /   SHARED VOTING POWER       311,646 (2)
/     BENEFICIALLY      /    /
/       OWNED BY        --------------------------------------------------------
/         EACH          / 7  /   SOLE DISPOSITIVE POWER     31,675 (1)
/      REPORTING        /    /
/       PERSON          --------------------------------------------------------
/        WITH           / 8  /   SHARED DISPOSITIVE POWER  311,646 (2)
/                       /    /
--------------------------------------------------------------------------------
/ 9     /    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/       /    343,321
--------------------------------------------------------------------------------
/ 10    /    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/       /     SHARES
/       /    / /
--------------------------------------------------------------------------------
/ 11    /    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/       /    11.51% (3)
--------------------------------------------------------------------------------
/ 12    /    TYPE OF REPORTING PERSON
/       /           IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 311,646 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust, of which the reporting person serves as a trustee.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,966,284 shares of common stock outstanding as of December 31, 2003.

                                       ------------------------------
                                       /    Page 10 of 14 Pages     /
                                       ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


ITEM 1(a).        NAME OF ISSUER.
         1st State Bancorp, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
         445 S. Main Street
         Burlington, North Carolina 27215

ITEM 2(a).        NAME OF PERSON(S) FILING.
     1st State Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"); 1st State Bank Deferred Compensation Plan ("Deferred Compensation Plan"); the following individuals who serve as the trustees of the ESOP: T. Scott Quakenbush, Ernest
A. Koury, Jr. and Bernie C. Bean; and the following individuals who serve as trustees of the Deferred Compensation Plan: James G. McClure, Virgil L. Stadler and Richard H. Shirley.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.
                  SAME AS ITEM 1(b).

ITEM 2(c).        CITIZENSHIP.
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.
         Common Stock, par value $.01 per share.

ITEM 2(e).        CUSIP NUMBER:  33645S 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         (f) /X/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

     This   Schedule  13G  also  is  being  filed  on  behalf  of  the  Deferred
Compensation Plan and by each trustee of the ESOP and the Deferred Compensation Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                            ------------------------------
                                            /     Page 11 of 14 Pages    /
                                            ------------------------------

ITEM 4.           OWNERSHIP.
         (a)      AMOUNT BENEFICIALLY OWNED:  See Row 9 of the second part of
                  -------------------------
                  the cover page provided for each reporting person.

         (b)      PERCENT OF CLASS:  See Row 11 of the second part of the cover
                  ----------------
                  page provided for each reporting person.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:  See Rows 5, 6,
                  --------------------------------------------
                  7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY OR CONTROL PERSON.
         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

                                            ------------------------------
                                            /     Page 12 of 14 Pages    /
                                            ------------------------------

ITEM 10.          CERTIFICATIONS.
     By signing below, each signatory in the capacity of a trustee of the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in the capacity of a trustee of the 1st State Bank Deferred Compensation Plan certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                            ------------------------------
                                            /    Page 13 of 14 Pages     /
                                            ------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

1st STATE BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ T. Scott Quakenbush                                 February 10, 2004
------------------------------------------------        -----------------
T. Scott Quakenbush, as Trustee                         Date


/s/ Ernest A. Koury, Jr.                                February 10, 2004
------------------------------------------------        -----------------
Ernest A. Koury, Jr., as Trustee                        Date


/s/ Bernie C. Bean                                      February 10, 2004
------------------------------------------------        -----------------
Bernie C. Bean, as Trustee                              Date

1st STATE BANK
DEFERRED COMPENSATION PLAN

By Its Trustees:


/s/ Richard H. Shirley                                  February 10, 2004
------------------------------------------------        -----------------
Richard H. Shirley, as Trustee                          Date


/s/ James G. McClure                                    February 10, 2004
------------------------------------------------        -----------------
James G. McClure, as Trustee                            Date


/s/ Virgil L. Stadler                                   February 10, 2004
------------------------------------------------        -----------------
Virgil L. Stadler, as Trustee                           Date




/s/ Richard H. Shirley                                  February 10, 2004
------------------------------------------------        -----------------
Richard H. Shirley, as an Individual Stockholder        Date


/s/ James G. McClure                                    February 10, 2004
------------------------------------------------        -----------------
James G. McClure, as an Individual Stockholder          Date


/s/ Virgil L. Stadler                                   February 10, 2004
------------------------------------------------        -----------------
Virgil L. Stadler, as an Individual Stockholder         Date

                                               ------------------------------
                                               /    Page 14 of 14 Pages     /
                                               ------------------------------



/s/ T. Scott Quakenbush                                 February 10, 2004
-------------------------------------------------       -----------------
T. Scott Quakenbush, as an Individual Stockholder       Date


/s/ Ernest A. Koury, Jr.                                February 10, 2004
-------------------------------------------------       -----------------
Ernest A. Koury, Jr., as an Individual Stockholder      Date

/s/ Bernie C. Bean                                      February 10, 2004
-------------------------------------------------       -----------------
Bernie C. Bean, as an Individual Stockholder            Date